Exhibit 10.13

Performance Goals for the

Cadmus FY 2005-2007 Executive Long-Term Incentive Plan and

Cadmus FY 2005-2007 Management Long-Term Incentive Plan

(as established November 10, 2004)

The Annual EPS Goal for a Fiscal Year under the LTIPs is a stated earnings per share amount for that fiscal year (Base Annual EPS), which may be set separately for each vesting level, with the levels of vesting driven by the Base Annual EPS before recognition of Stock Plan compensation expense (the Annual EPS Goals) as determined pursuant to generally accepted accounting principles for the Company’s financial accounting reporting purposes. EPS is the Company’s earnings per share from continuing operations which exclude (i) the effect of discontinued operations and dispositions of business segments, (ii) material extraordinary items that are both unusual and infrequent, and (iii) changes in accounting principles. Stock Plan compensation expense is the financial accounting expense associated with the 2004 Employee Plan (including both LTIPs) and the Company’s 2004 Non-Employee Director Stock Compensation Plan.

The Annual Share Price Goal for a fiscal year is the fair market value of a share being equal to or greater than a stated amount at any time during the three calendar months following the end of that fiscal year. The Base Price relates to the fair market value of a share on the date on which a change in control occurs.